Key Private Bank

Banking Services

KeyBank National Association
Member FDIC

6465 S. Greenwood Plaza Blvd.
Suite 750
Centennial, CO 80111

Tel: 303-262-3501
Fax: 303-262-3590

WAIVER

KeyBank National Association ("KeyBank") and Xedar Corporation ("Xedar") are parties to certain promissory notes and agreements (collectively the "Loan Documents"), including, but not limited to, that certain Business Loan Agreement, dated September 28, 2007 ("Loan Agreement"), pursuant to which KeyBank has extended credit and loaned funds to Xedar.

Pursuant to the section of the Loan Agreement entitled "Negative Covenants," Xedar is prohibited from (i) creating, incurring, or assuming indebtedness for borrowed money from any person, enterprise or entity other than Keybank, and (ii) selling, transferring, mortgaging, assigning, pledging, leasing, or granting a security interest in and to any of Xedars Assets, other than in the ordinary course of business, to any person, enterprise or entity other than Keybank (the "Loan and Lien Prohibitions")

Xedar is in need of additional cash to fund its current payroll and other obligations. Hugh H. Williamson, III, has agreed to lend Xedar certain funds (the "Williamson Loan") pursuant to the following terms: (a) the Williamson Loan shall be in a principal amount not to exceed $1,000,000; (b) the Williamson Loan shall bear interest at a variable rate, which shall be equal, from time to time, to the prime rate charged by KeyBank under the line of credit it currently extends to the Xedar, which rate was most recently equal to 7.75%; (c) the Williamson Loan shall be secured by substantially all of the assets of the Xedar, provided such security interest shall be subordinate in all respects to the security interest granted to KeyBank to secure the line of credit extended to the Xedar; and (d) approximately $500,000 of the Williamson Loan shall promptly be used to pay down the KeyBank line of credit.

KeyBank now desires to waive the Loan and Lien Prohibitions, and any provisions or terms of similar purpose or effect set forth in any of the Loan Documents, with respect to the Williamson Loan and hereby authorizes Xedar to enter into the Williamson Loan on substantially the terms set forth herein.

"KeyBank"

KEYBANK NATIONAL ASSOCIATION

By: ______ S.V.P.
Authorized Signer